Exhibit 99.01

MEDIA CONTACT:	INVESTOR CONTACT:
Mara Mort	Cynthia Hiponia
Symantec Corp.	Symantec Corp.
650-527-7455	650-527-8020
Mara_Mort@symantec.com	Cynthia_Hiponia@symantec.com

Symantec Reports Fiscal Fourth Quarter and Full Year 2018 Results

Financial Highlights

•	Q4 GAAP revenue $1.222 billion, up 10% year-over-year; non-GAAP revenue $1.234 billion, up 5% year-over-year
•	Fiscal year 2018 GAAP revenue $4.846 billion, up 21% year-over-year; non-GAAP revenue $4.972 billion, up 19% year-over-year
•	Enterprise Security and Consumer Digital Safety business achieved GAAP and non-GAAP revenue above guidance for both Q4 and fiscal year 2018
•	Cash flow from operating activities for fiscal year 2018 was $950 million

MOUNTAIN VIEW, Calif. – May 10, 2018 – Symantec Corp. (NASDAQ: SYMC) today reported results for its fourth quarter and full fiscal year 2018 ended March 30, 2018.

“We are pleased with our fourth quarter results,” said Greg Clark, Symantec CEO. “We had strong performance in our Enterprise Security and our Consumer Digital Safety segments as our solutions across both businesses drove increased adoption.  Our customers recognize the superior protection, cross-product integration and the lower overall cost of ownership of our Integrated Cyber Defense platform.  This is driving the growth in implied billings as we continue to close larger deals with multi-product platform sales.  In Consumer Digital Safety, growth was driven by increased average revenue per user, retention rates and consumer digital safety adoption.  We are on track to launch additional Consumer Digital Safety integrated offerings in fiscal 2019.”

To help readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The methods we use to produce non-GAAP results are not in accordance with GAAP and may differ from the methods used by other companies. Additional information regarding our non-GAAP measures is provided below.

Results for the Fourth Quarter of Fiscal Year 2018

	Q4 FY18	Q4 FY17	Y/Y Change
GAAP
Revenue	$1,222M	$1,115M	10%
Operating Margin	0.5%	(16.0%)	1,650bps
EPS (Diluted)	($0.06)	($0.23)	$0.17
Non-GAAP
Revenue	$1,234M	$1,176M	5%
Operating Margin	36.5%	26.7%	980bps
EPS (Diluted)	$0.46	$0.28	$0.18

Results for the Full Fiscal Year 2018

	FY18	FY17	Y/Y Change
GAAP
Revenue	$4,846M	$4,019M	21%
Operating Margin	1.0%	(2.5%)	350bps
EPS (Diluted)	$1.74	($0.17)	$1.91
Non-GAAP
Revenue	$4,972M	$4,163M	19%
Operating Margin	34.7%	28.7%	600bps
EPS (Diluted)	$1.69	$1.18	$0.51

Fiscal Year 2019 Guidance(1)

First Quarter Fiscal 2019	Non-GAAP
Revenue	$1,135M – $1,165M
Operating Margin	26% - 28%
EPS (Diluted)	$0.31 - $0.35
Fiscal 2019
Revenue	$4,760M - $4,900M
Operating Margin	30% - 32%
EPS (Diluted)	$1.50 - $1.65

(1)	This guidance does not reflect the impact of the new revenue recognition accounting standard that we adopted in the first quarter of fiscal 2019.

We provide guidance on a non-GAAP basis and are unable to provide a full reconciliation to GAAP without unreasonable efforts as we cannot predict the amount or timing of certain elements which are included in reported GAAP results.

Symantec's Board of Directors has declared a quarterly cash dividend of $0.075 per common share to be paid on June 20, 2018, to all shareholders of record as of the close of business on June 8, 2018.

Audit Committee Investigation

The Audit Committee of the Board of Directors has commenced an internal investigation in connection with concerns raised by a former employee. The Audit Committee has retained independent counsel and other advisors to assist it in its investigation. The Company has voluntarily contacted the Securities and Exchange Commission to advise it that an internal investigation is underway, and the Audit Committee intends to provide additional information to the SEC as the investigation proceeds. The investigation is in its early stages and the Company cannot predict the duration or outcome of the investigation. The Company’s financial results and guidance may be subject to change based on the outcome of the Audit Committee investigation. It is unlikely that the investigation will be completed in time for the Company to file its annual report on Form 10-K for the fiscal year ended March 30, 2018 in a timely manner.

For additional details regarding Symantec’s results and outlook, please see the CFO commentary on the investor relations page of our website at: http://www.symantec.com/invest.

Conference Call
Symantec has scheduled a conference call for 5:00 p.m. ET / 2:00 p.m. PT today to discuss its results for its fourth quarter and full year fiscal 2018 ended March 30, 2018 and to review guidance. Interested parties may access the conference call through Symantec’s Investor Relations website at http://investor.symantec.com/investor-relations/events-calendar/. For telephone access to the conference, call (877) 475-6198 within the United States or (970) 297-2372 from outside the United States. Please call 15 minutes early and give the operator conference ID number 3677179.

A replay and our prepared remarks will be available on the investor relations home page shortly after the call is completed.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world’s leading cyber security company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec’s Norton and LifeLock product suites to protect their digital lives at home and across their devices. Symantec operates one of the world’s largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats. For additional information, please visit www.symantec.com or connect with us on Facebook, Twitter, and LinkedIn.

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.

Symantec, the Symantec logo and the Checkmark logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements: This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including the information contained under the caption “Fiscal Year 2019 Guidance” and the statements regarding Symantec’s other projected financial and business results, including demand for its products and services, Symantec’s enhanced capabilities, and Symantec’s continued cost and operating efficiencies. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: our ability to continue to integrate and fully achieve the expected benefits from acquired businesses; general economic conditions; fluctuations and volatility in Symantec’s stock price; the ability of Symantec to successfully execute strategic plans; the ability to maintain customer and partner relationships; the ability of Symantec to achieve its cost and operating efficiency goals; the anticipated growth of certain market segments; Symantec’s sales pipeline and business strategy; fluctuations in tax rates and foreign currency exchange rates and the impact of the recently enacted tax reform legislation; the impact related to Symantec’s adoption of the new revenue and other accounting standards; the timing and market acceptance of new product releases and upgrades; and the successful development of new products and the degree to which these products gain market acceptance. Other risks include, but are not limited to, risks relating to the ongoing internal investigation by the Audit Committee, including: (i) the risk that the internal investigation identifies errors, which may be material, in the Company’s financial results, or impacts the timing of Company filings; and (ii) the risk of legal proceedings or government investigations relating to the subject of the internal investigation or related matters. Actual results may differ materially from those contained in the forward-looking statements in this press release. Symantec assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s Forms 10-K and Forms 10-Q filed with the Securities and Exchange Commission.

USE OF NON-GAAP FINANCIAL INFORMATION: We use non-GAAP measures of adjusted revenues, operating margin, net income and earnings per share, which are adjusted from results based on GAAP to include certain purchase accounting adjustments and exclude certain expenses, gains and losses. Additionally, we provide the non-GAAP metric of implied billings.  These non-GAAP financial measures are provided to enhance the user’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing Symantec’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information including CFO Commentary and Supplemental Information, on the investor relations page of our website at: http://www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	March 30, 2018	March 31, 2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$1,774	$4,247
Short-term investments	388	9
Accounts receivable, net	809	649
Other current assets	523	419
Total current assets	3,494	5,324
Property and equipment, net	778	937
Intangible assets, net	2,643	3,004
Goodwill	8,319	8,627
Other long-term assets	527	282
Total assets	$15,761	$18,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$168	$180
Accrued compensation and benefits	260	272
Current portion of long-term debt	-	1,310
Deferred revenue	2,356	2,353
Other current liabilities	369	507
Total current liabilities	3,153	4,622
Long-term debt	5,026	6,876
Long-term deferred revenue	735	434
Deferred income tax liabilities	594	2,401
Long-term income taxes payable	1,110	251
Other long-term liabilities	87	103
Total liabilities	10,705	14,687
Total stockholders' equity	5,056	3,487
Total liabilities and stockholders' equity	$15,761	$18,174

(1) Derived from audited consolidated financial statements.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In millions, except per share data, unaudited)

	Three Months Ended		Year Ended
	March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017 (1)
Net revenues	$1,222	$1,115	$4,846	$4,019
Cost of revenues	264	259	1,032	853
Gross profit	958	856	3,814	3,166
Operating expenses:
Sales and marketing	354	453	1,593	1,459
Research and development	258	249	957	823
General and administrative	147	204	578	564
Amortization of intangible assets	54	56	220	147
Restructuring, transition and other costs	139	72	417	273
Total operating expenses	952	1,034	3,765	3,266
Operating income (loss)	6	(178)	49	(100)
Interest expense	(57)	(74)	(256)	(208)
Gain (loss) on divestiture	(5)	-	653	-
Other income (expense), net	(5)	4	(5)	46
Income (loss) from continuing operations before income taxes	(61)	(248)	441	(262)
Income tax benefit	(27)	(71)	(710)	(26)
Income (loss) from continuing operations	(34)	(177)	1,151	(236)
Income (loss) from discontinued operations, net of income taxes	(1)	34	11	130
Net income (loss)	$(35)	$(143)	$1,162	$(106)
Income (loss) per share – basic:
Continuing operations	$(0.05)	$(0.29)	$1.87	$(0.38)
Discontinued operations	$(0.00)	$0.06	$0.02	$0.21
Net income (loss) per share – basic (2)	$(0.06)	$(0.23)	$1.89	$(0.17)
Income (loss) per share – diluted:
Continuing operations	$(0.05)	$(0.29)	$1.72	$(0.38)
Discontinued operations	$(0.00)	$0.06	$0.02	$0.21
Net income (loss) per share – diluted (2)	$(0.06)	$(0.23)	$1.74	$(0.17)
Weighted-average shares outstanding – basic	621	618	616	618
Weighted-average shares outstanding – diluted	621	618	668	618

(1) Derived from audited consolidated financial statements.
(2) Net income per share amounts may not add due to rounding.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

	Three Months Ended		Year Ended
	March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017 (1)
OPERATING ACTIVITIES:
Net income (loss)	$(35)	$(143)	$1,162	$(106)
(Income) loss from discontinued operations, net of income taxes	1	(34)	(11)	(130)
Adjustments:
Amortization, depreciation and other	196	169	728	541
Stock-based compensation expense	171	209	619	440
Deferred income taxes	(20)	(201)	(1,841)	(168)
(Gain) loss on divestiture	5	-	(653)	-
Other	30	5	67	32
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	(132)	(69)	(170)	45
Accounts payable	(9)	5	(4)	(67)
Accrued compensation and benefits	18	30	(35)	20
Deferred revenue	342	196	529	125
Income taxes payable	(168)	77	777	(904)
Other assets	(119)	101	(122)	117
Other liabilities	(4)	(30)	(89)	(90)
Net cash provided by (used in) continuing operating activities	276	315	957	(145)
Net cash provided by (used in) discontinued operating activities	(10)	40	(7)	(64)
Net cash provided by (used in) operating activities	266	355	950	(209)
INVESTING ACTIVITIES:
Additions to property and equipment	(37)	(13)	(142)	(70)
Payments for acquisitions, net of cash acquired	1	(2,203)	(401)	(6,736)
Proceeds from divestiture, net of cash contributed and transaction costs	(13)	-	933	7
Purchases of short-term investments	(28)	-	(436)	-
Proceeds from maturities and sale of short-term investments	24	-	49	31
Other	(4)	-	(24)	2
Net cash used in investing activities	(57)	(2,216)	(21)	(6,766)
FINANCING ACTIVITIES:
Repayments of debt	(570)	(45)	(3,210)	(90)
Proceeds from issuance of debt, net of issuance costs	-	1,076	-	6,069
Net proceeds from sales of common stock under employee stock incentive plans	38	42	121	95
Tax payments related to restricted stock units	(10)	(15)	(107)	(65)
Dividends and dividend equivalents paid	(48)	(49)	(211)	(222)
Repurchases of common stock	-	(500)	-	(500)
Payment for dissenting LifeLock shareholder settlement	-	-	(68)	-
Other	-	-	-	(7)
Net cash provided by (used in) financing activities	(590)	509	(3,475)	5,280
Effect of exchange rate fluctuations on cash and cash equivalents	13	24	73	(41)
Change in cash and cash equivalents	(368)	(1,328)	(2,473)	(1,736)
Beginning cash and cash equivalents	2,142	5,575	4,247	5,983
Ending cash and cash equivalents	$1,774	$4,247	$1,774	$4,247
Non-cash information:
Equity investment received as consideration from divestiture	$-	$-	$160	$-

(1) Derived from audited consolidated financial statements.

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(Dollars in millions, except per share data, unaudited)

			Year-Over-Year			Year-Over-Year
	Three Months Ended		Growth Rate	Year Ended		Growth Rate
	March 30, 2018	March 31, 2017	Actual	March 30, 2018	March 31, 2017	Actual
Net revenues (GAAP)	$1,222	$1,115	10%	$4,846	$4,019	21%
Deferred revenue fair value adjustment	12	61		126	144
Net revenues (Non-GAAP)	$1,234	$1,176	5%	$4,972	$4,163	19%

Operating income (loss) (GAAP)	$6	$(178)	N/A	$49	$(100)	N/A
Deferred revenue fair value adjustment	12	61		126	144
Inventory fair value adjustment	-	-		-	24
Stock-based compensation	171	209		619	440
Amortization of intangible assets	112	110		453	293
Restructuring, transition and other costs	139	72		417	273
Acquisition-related costs	9	40		60	120
Litigation settlement	2	-		2	-
Operating income (non-GAAP)	$451	$314	44%	$1,726	$1,194	45%

Operating margin (GAAP)	0.5%	(16.0%)	1,650 bps	1.0%	(2.5%)	350 bps
Operating margin (Non-GAAP)	36.5%	26.7%	980 bps	34.7%	28.7%	600 bps

Net income (loss) (GAAP)	$(35)	$(143)	(76%)	$1,162	$(106)	N/A
Adjustments to income (loss) from continuing operations:
Deferred revenue fair value adjustment	12	61		126	144
Inventory fair value adjustment	-	-		-	24
Stock-based compensation	171	209		619	440
Amortization of intangible assets	112	110		453	293
Restructuring, transition and other costs	139	72		417	273
Acquisition-related costs	9	40		60	120
Litigation settlement	2	-		2	-
Non-cash interest expense	9	16		50	36
Gain on divestiture and gain on sale of assets	2	-		(656)	-
Loss from equity interest	23	-		23	-
Income tax reform	133	-		(677)	-
Other income tax effects and adjustments	(268)	(147)		(441)	(332)
Total adjustment from continuing operations	344	361		(24)	998
Total adjustment from discontinued operations	1	(34)		(11)	(130)
Net income (Non-GAAP)	$310	$184	68%	$1,127	$762	48%

Diluted net income (loss) per share (GAAP) (2)	$(0.06)	$(0.23)	(74%)	$1.74	$(0.17)	N/A
Adjustments to diluted net income (loss) per share
Deferred revenue fair value adjustment	0.02	0.10		0.19	0.23
Inventory fair value adjustment	-	-		-	0.04
Stock-based compensation	0.28	0.34		0.93	0.71
Amortization of intangible assets	0.18	0.18		0.68	0.47
Restructuring, transition and other costs	0.22	0.12		0.62	0.44
Acquisition-related costs	0.01	0.06		0.09	0.19
Litigation settlement	0.00	-		0.00	-
Non-cash interest expense	0.01	0.03		0.07	0.06
Gain on divestiture and gain on sale of assets	0.00	-		(0.98)	-
Loss from equity interest	0.04	-		0.03	-
Income tax reform	0.21	-		(1.01)	-
Other income tax effects and adjustments	(0.43)	(0.24)		(0.66)	(0.54)
Total adjustment from continuing operations	0.55	0.58		(0.04)	1.61
Total adjustment from discontinued operations	0.00	(0.06)		(0.02)	(0.21)
Incremental dilution effect	(0.04)	(0.02)		-	(0.05)
Diluted net income per share (Non-GAAP)	$0.46	$0.28	64%	$1.69	$1.18	43%

Diluted weighted-average shares outstanding (GAAP)	621	618		668	618
Incremental dilution	54	45		-	27
Diluted weighted-average shares outstanding (Non-GAAP) (3)	675	663		668	645

(1) This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Appendix A.

(2) Net income per share amounts may not add due to rounding.
(3) Diluted GAAP and non-GAAP weighted-average shares outstanding are the same, except in periods in which there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue to Non-GAAP Implied Billings (1)
(In millions, unaudited)

	Three Months Ended
	March 30, 2018	March 31, 2017
Total Company Implied Billings (Non-GAAP) (2)
Total revenue	$1,222	$1,115
Add: Deferred revenue (end of period)	3,091	2,787
Less: Deferred revenue (beginning of period)	(2,730)	(2,473)
Deferred revenue adjustments (3)	15	(64)
Implied billings (Non-GAAP)	$1,598	$1,365
Enterprise Security Implied Billings (Non-GAAP)
Total revenue	$609	$656
Add: Deferred revenue (end of period)	1,998	1,791
Less: Deferred revenue (beginning of period)	(1,685)	(1,654)
Deferred revenue adjustments (3)	15	32
Implied billings (Non-GAAP)	$937	$825
Consumer Digital Safety Implied Billings (Non-GAAP) (2)
Total revenue	$613	$459
Add: Deferred revenue (end of period)	1,093	996
Less: Deferred revenue (beginning of period)	(1,045)	(819)
Deferred revenue adjustments (3)	-	(96)
Implied billings (Non-GAAP)	$661	$540

(1) This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Appendix A.

(2) On February 9, 2017, we completed the acquisition of LifeLock. The pre-acquisition implied billings of LifeLock are not included in our implied billings for the three months ended March 31, 2017.
(3) Deferred revenue adjustments include deferred revenue acquired during the period and the change in deferred revenue related to Veritas discontinued operations. See additional information in Explanation of Non-GAAP Measures.

SYMANTEC CORPORATION
Appendix A
Explanation of Non-GAAP Measures

Objective of non-GAAP measures:  We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing Symantec’s performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies.  Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Deferred revenue adjustment:  Our non-GAAP net revenues eliminate the impact of deferred revenue purchase accounting adjustments required by GAAP. GAAP requires an adjustment to the liability for acquired deferred revenue such that the liability approximates how much we, the acquirer, would have to pay a third party to assume the liability. We believe that eliminating the impact of this adjustment improves the comparability of revenues between periods. Also, although the adjustment amounts will never be recognized in our GAAP financial statements, we do not expect the acquisitions to affect the future renewal rates of revenues excluded by the adjustments. In addition, our management uses non-GAAP net revenues, adjusted for the impact of purchase accounting adjustments to assess our operating performance and overall revenue trends. Nevertheless, non-GAAP net revenues has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP net revenues. We believe these adjustments are useful to investors as an additional means to reflect revenue trends of our business. However, other companies in our industry may not calculate these measures in the same manner which may limit their usefulness for comparative purposes.

Inventory fair value adjustment:  Purchase accounting requires us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. These non-GAAP adjustments to our cost of revenues exclude the expected profit margin component that is recorded under purchase accounting associated with our acquisitions. We believe the adjustments are useful to investors as an additional means to reflect cost of revenues and gross margin trends of our business.

Stock-based compensation:  This consists of expenses for employee restricted stock units, performance based awards, bonus share programs, stock options and our employee stock purchase plan, determined in accordance with GAAP.  We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.

Amortization of intangible assets:  Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements.  Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.

Restructuring, transition and other costs:  Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include facilities and other exit and disposal costs, including asset write-offs. Transition costs are associated with formal discrete strategic information technology initiatives and primarily consist of consulting charges associated with our enterprise resource planning and supporting systems and costs to automate business processes.  In addition, transition costs include expenses associated with our divestitures. We exclude restructuring, transition and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

Acquisition-related costs:  These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these cost from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.

Litigation settlement:  We may periodically incur charges or benefits related to litigation settlements.  We exclude these charges and benefits when associated with a significant settlement because we do not believe they are reflective of ongoing business and operating results.

Non-cash interest expense and amortization of debt issuance costs:  In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments because we believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our convertible debt and enhance investors’ ability to view the Company’s results from management’s perspective.

Gain on divestitures:  We periodically recognize gains on divestitures, including in fiscal 2018 our divestiture of our WSS and PKI solutions. We have excluded these gains for purposes of calculating our non-GAAP results. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.

Gain (loss) from equity interest:  We record gains or losses in equity method investments representing net income or loss attributable to our noncontrolling interest in companies over which we have limited control and visibility.  We exclude such gains and losses in full because we lack control over the operations of the investee and the related gains and losses are not indicative of our ongoing core results.

Income tax effects and adjustments:  In the third quarter of fiscal 2018, we revised our estimated annual effective non-GAAP tax rate to reflect a change in the federal statutory rate as a result of U.S. income tax reform. The federal statutory rate change is effective January 1, 2018, and therefore, resulted in a blended statutory rate of 31.58% for our fiscal year 2018. As a result, we recognized a reduction in our effective tax rate in the third quarter of fiscal 2018. Effective in the third quarter of fiscal 2018, we have applied an effective tax rate of 26.8% to our year to date pre-tax income, after the elimination of the effects of the non-GAAP adjustment to our operating results described above. In the fourth quarter of fiscal 2018, we further adjusted our effective tax rate and have applied an effective tax rate of 26.6% to our year to date pre-tax income, after the elimination of the effects of the non-GAAP adjustment to our operating results described above. For purposes of calculating non-GAAP measures, we also excluded from the non-GAAP tax provision the one-time provisional benefit of $677 million, which reflects the adjustments to income tax expense related to the discrete effects of the U.S. reform. This includes (1) the benefit of $1.4 billion reduction in previously accrued deferred income tax liability for foreign earnings and (2) the benefit of $135 million of other adjustments to our deferred income taxes, partially offset by (3) $879 million tax expense that was recorded for the one-time transition tax on our previously untaxed foreign earnings. Through the second quarter of fiscal 2018, we used a projected long-term non-GAAP tax rate in order to provide better consistency across the interim financial reporting periods. Our non-GAAP tax rate for fiscal year 2017 and the first two quarters of fiscal 2018 was 28.7% and 29.5%, respectively. The long-term projected non-GAAP tax rates reflected the elimination of the effects of the non-GAAP adjustments to our operating results described above and significant discrete items, as well as certain unique GAAP reporting requirements under discontinued operations as a result of the sale of Veritas. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate.

Discontinued operations:  In August 2015, we entered into a definitive agreement to sell the assets of our information management business (“Veritas”) to Carlyle. The transaction closed on January 29, 2016. The results of Veritas are presented as discontinued operations in our Consolidated Statements of Operations and thus have been excluded from non-GAAP net income and segment results for all reported periods.

Diluted GAAP and non-GAAP weighted-average shares outstanding:  Diluted GAAP and non-GAAP weighted-average shares outstanding are the same, except in periods that there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.

Implied billings:  We define implied billings as total revenue plus the change in adjusted deferred revenue. The change in deferred revenue excludes deferred revenue acquired or divested during the period as well as the change in deferred revenue related to discontinued operations that does not amortize to revenue from continuing operations. We consider implied billings to be a useful metric for management and investors because it facilitates an analysis of changes in deferred revenue balances that are an indicator of the health and visibility of our business. There are several limitations related to the use of implied billings versus revenue calculated in accordance with GAAP. First, implied billings include amounts that have not yet been recognized as revenue. Second, our calculation of implied billings may be different from other companies in our industry, some of which may not use implied billings, may calculate implied billings differently, may have different implied billing frequencies, or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of implied billings as a comparative measure. We compensate for these limitations by providing specific information regarding GAAP revenue and evaluating implied billings together with revenue calculated in accordance with GAAP.